NEUBERGER BERMAN INCOME FUNDS
CLASS C
PLAN PURSUANT TO RULE 12b-1

SCHEDULE A

     Class C of the following series of Neuberger Berman Income Funds are subject to this Plan Pursuant to 12b-1, at the fee rates specified:

Series	Distribution Fee (as a Percentage of Average Daily Net Assets of Class C)

Neuberger Berman Core Bond Fund	0.75%
Neuberger Berman Emerging Markets Income Fund	0.75%
Neuberger Berman Floating Rate Income Fund	0.75%
Neuberger Berman High Income Bond Fund	0.75%
Neuberger Berman Municipal Intermediate Bond Fund	0.75%
Neuberger Berman Short Duration Bond Fund	0.75%
Neuberger Berman Short Duration High Income Fund	0.75%
Neuberger Berman Strategic Income Fund	0.75%
Series	Service Fee (as a Percentage of Average Daily Net Assets of Class C)

Neuberger Berman Core Bond Fund	0.25%
Neuberger Berman Emerging Markets Income Fund	0.25%
Neuberger Berman Floating Rate Income Fund	0.25%
Neuberger Berman High Income Bond Fund	0.25%
Neuberger Berman Municipal Intermediate Bond Fund	0.25%
Neuberger Berman Short Duration Bond Fund	0.25%
Neuberger Berman Short Duration High Income Fund	0.25%
Neuberger Berman Strategic Income Fund	0.25%

Dated: August 14, 2013